UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

RIVERBED TECHNOLOGY, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	03-0448754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

199 Fremont Street
San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the registration statement on Form 8-A filed by Riverbed Technology, Inc. (the “Company”) with the Securities and Exchange Commission on November 12, 2013 is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On November 27, 2013 the Company entered into an amendment (the “Amendment”) to the Preferred Shares Rights Agreement, dated as of November 11, 2013, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”) to make a clarifying change to the Rights Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.1	Preferred Shares Rights Agreement, dated as of November 11, 2013 by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.2	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of November 27, 2013, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 14, 2014).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

RIVERBED TECHNOLOGY, INC.

/s/ Brett Nissenberg
Brett Nissenberg
General Counsel and Senior Vice President

Dated: February 14, 2014

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.1	Preferred Shares Rights Agreement, dated as of November 11, 2013 by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 12, 2013).

Exhibit 4.2	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of November 27, 2013, by and between Riverbed Technology, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 14, 2014).